UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 19, 2021

FAIR ISAAC CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-11689	94-1499887
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

181 Metro Drive, Suite 700 San Jose, California	95110-1346
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 408-535-1500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	FICO	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On August 19, 2021, Fair Isaac Corporation (the “Company”) entered into a Second Amended and Restated Credit Agreement among the Company, the several banks and other financial institutions from time to time parties thereto, Wells Fargo Securities, LLC, as sole lead arranger and bookrunner and Wells Fargo Bank, National Association, as administrative agent (the “Credit Agreement”). The Credit Agreement provides an unsecured $600 million five-year revolving credit facility (the “Credit Facility”). The Credit Facility may be increased to an aggregate amount not to exceed the greater of (a) 100% of EBITDA (as defined in the Credit Agreement) for the most recently ended four consecutive fiscal quarter period for which financial statements have been delivered pursuant to Section 6.1 and (b) an amount which, after giving pro forma effect to the incurrence of such increase (assuming such increase is funded on the effective date thereof and after giving effect to any permanent repayment of indebtedness in connection therewith) would not cause the total leverage ratio to exceed a ratio of 0.50 to 1.00 below the applicable maximum total leverage ratio covenant level then in effect under the Credit Facility. Proceeds from the Credit Facility may be used to refinance certain debt outstanding, repurchase shares of the Company’s stock, finance fees and expenses incurred in connection with the Credit Facility and provide for the working capital needs and general corporate purposes of the Company and its subsidiaries. After refinancing certain indebtedness under its existing credit facility, the Company has borrowings outstanding under the Credit Agreement in an aggregate principal amount of $475 million.

Interest on the amounts borrowed under the Credit Facility is based on (i) a base rate, which is the greater of (a) Wells Fargo Bank’s base rate, (b) the federal funds rate plus 50 basis points and (c) the one-month Eurodollar rate plus 100 basis points (provided that clause (c) shall not be applicable during any period in which the Eurodollar rate is unavailable or unascertainable), plus, in each case, an applicable margin, or (ii) an adjusted Eurodollar rate, plus an applicable margin (or, if such rate is no longer available, a successor benchmark rate determined in accordance with the terms of the Credit Agreement). The applicable margin for Eurodollar borrowings ranges from 100 to 175 basis points and the applicable margin for base rate borrowings ranges from 0 to 75 basis points. The applicable margin is determined based on the Company’s total leverage ratio. The commitment fee rate is also determined based on the Company’s total leverage ratio and ranges from 17.5 to 30 basis points. The Company is restricted in its borrowings and in general under the Credit Agreement by certain financial covenants. The Company is required to maintain an interest coverage ratio of not less than 3.00 to 1.00 and a total leverage ratio of not more than 3.50 to 1.00, subject to a step up to 4.00 to 1.00 following certain permitted acquisitions if certain conditions are met. The Credit Agreement also contains covenants typical of unsecured credit facilities. The Credit Agreement includes customary default provisions that include a change of control of the Company or the Company’s default on other debt exceeding $50 million. If an event of default occurs, the applicable interest rate is increased by 2% and all outstanding obligations may become immediately due and payable.

Wells Fargo and the other lenders party to the Credit Agreement may have performed and may continue to perform commercial banking and financial services for the Company and its subsidiaries for which they have received and will continue to receive customary fees.

The Credit Agreement is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is hereby incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit	Description

10.1	Second Amended and Restated Credit Agreement among the Company, Wells Fargo Securities, LLC, as sole lead arranger and bookrunner, and Wells Fargo Bank, National Association, as administrative agent dated as of August 19, 2021

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FAIR ISAAC CORPORATION

By	/s/ MICHAEL I. MCLAUGHLIN
Michael I. McLaughlin
Executive Vice President and Chief Financial Officer

Date: August 19, 2021